Exhibit 10.2

WAUSAU PAPER CORP.

2010 STOCK INCENTIVE PLAN

GRANT OF PERFORMANCE UNITS

Grant Agreement made as of April 24, 2014 (the “Date of Grant”) between Wausau Paper Corp., a Wisconsin corporation with its principal place of business at Mosinee, Wisconsin (the “Corporation”), and Michael C. Burandt (the “Grantee”) to evidence the Grant set forth herein under the terms of the Wausau Paper Corp. 2010 Stock Incentive Plan (the “Plan”).

1.

Grant of Performance Units and Dividend Equivalents.  The Corporation hereby awards the Grantee a Grant of 5,000 Performance Units (the “Units”) and the related Dividend Equivalents specified in paragraph 2, each upon the terms and conditions of this Grant Agreement and the Plan, including those of the Plan hereinafter stated.  Upon vesting in accordance with this Grant Agreement, Units shall be converted into shares of Common Stock (each, a “Share”) on the basis of one Share per Unit.

2.

Dividend Equivalents.  On each date on which (a) the Units granted pursuant to this Agreement have not become vested or have not been forfeited pursuant to paragraph 3, and (b) the Company pays a cash dividend to holders of Common Stock (each, a “Dividend Payment Date”), an additional number of whole and fractional Units (“Additional Units”) will be credited to the Grantee in an amount determined by dividing (x) the aggregate cash dividends that would have been paid on the number of shares of Common Stock (a “Share”) into which the Units then credited to the Grantee under this Grant would be converted upon vesting by (y) the Fair Market Value of a Share on such Dividend Payment Date.  All Additional Units so credited shall be subject to the same terms and conditions as the Units granted pursuant to paragraph 1 and such Additional Units shall be forfeited in the event that the Units granted pursuant to paragraph 1 are forfeited.  Additional Units, once credited to Grantee pursuant to this paragraph 2, shall be referred to as “Units.”

3.

Vesting.  Subject to the terms and conditions of this Grant Agreement, the Units shall vest, and the restrictions with respect to the Units shall lapse, on December 31, 2014, regardless of whether he has previously incurred a Termination of Service for any reason other than Cause, including death.  Notwithstanding the foregoing, in the event the Grantee shall incur a Termination of Service for Cause prior to December 31, 2014, the Grantee’s rights to the Units (including all such Units derived from Additional Units) and this Grant shall be immediately and irrevocably forfeited insofar as it applies to such Units.

4.

No Shareholder Rights.  The Units evidenced by this Grant Agreement do not and shall not entitle Grantee to any rights of a shareholder of Common Stock.  The rights of Grantee with respect to the Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Units lapse, in accordance with paragraph 3.

5.

Conversion of Units, Issuance of Common Stock or Cash.  Upon satisfaction of all conditions to vesting set forth in paragraph 3, the Committee shall direct the Corporation to deliver, with respect to all Units so vested, a certificate representing the equivalent number of Shares, provided, however, that any fractional Unit shall be paid in cash.  Notwithstanding the foregoing, the Grantee may elect, solely as a means of satisfying any federal, state, and/or local tax withholding obligations relating to the conversion of Units pursuant to this paragraph 5, to receive cash for a number of Units as elected by Grantee, with the cash for each Unit equal to the Fair Market Value of one Share.  Payment shall be made as soon as practicable following the satisfaction of all conditions to the vesting of such Units.  In no event, however, shall the Corporation be obligated to deliver any certificates for Shares prior to the fulfillment by it of any listing obligations with respect to the Shares on any exchange or over-the-counter market or the registration or qualification of the Common Stock under any federal or state securities laws which the Corporation deems advisable.  Notwithstanding anything herein to the contrary, in the event of the Grantee’s death prior to the conversion of the Units hereunder, his rights under this paragraph 5 may be exercised by his designated beneficiary, or, in the absence of a designated beneficiary, by his estate.

6.

Adjustment Upon Changes in Capitalization.  If the Common Stock is changed into a greater or lesser number of Shares as a result of a stock dividend, stock split-up, or combination of Shares, then the number of Units to which this Grant relates shall be proportionately increased or decreased to give effect to the change as provided for in paragraph 3.4 of the Plan.  In the event of any other change in the Common Stock or change in the capitalization of the Corporation, the Committee may make such changes in the terms of this Grant as provided for in paragraph 3.5 of the Plan.

7.

Restriction on Transfer.  The Units and any rights under this Grant may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by Grantee other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation, or other disposition shall be void and unenforceable against the Corporation.

8.

Tax Matters.  In order to comply with all applicable federal, state, or local tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal, state, or local payroll, withholding, income, or other taxes, which are the sole and absolute responsibility of Grantee, are withheld or collected from Grantee.  Any amounts made in cash to Grantee pursuant to paragraph 5 in settlement of this Grant shall be applied to Grantee’s federal, state, and local income tax withholding obligations.  In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, to the extent the cash in settlement of this Grant is insufficient to satisfy Grantee’s federal, state, and local income tax withholding obligations, Grantee shall satisfy Grantee’s federal, state, and local income tax withholding obligations arising from the vesting of the Units, by delivering a check payable to the Corporation in the amount of such taxes.

9.

Shares as Investment.  If not registered by the Corporation under the Securities Act of 1933 (the “Act”), the Shares acquired pursuant to this Grant will be “restricted” stock which will not be freely transferable by the holder.  The Grantee, for himself and any successor in interest of the Grantee, accordingly represents and acknowledges, as a condition of this Grant, that (a) Shares which are unregistered under the Act will be acquired for the Grantee’s (or Grantee’s successor’s) own account for investment only and not with a view to offer for sale or for sale in connection with the distribution or transfer thereof, and (b) that the certificates representing Shares which have not been registered pursuant to the Act will bear a legend as to such restrictions on transfer.

10.

Employment.  This Grant Agreement does not constitute a contract of employment between the Corporation or any subsidiary of the Corporation and the Grantee and it shall not affect the right of the Corporation or any present or future subsidiary of the Corporation to terminate the employment of the Grantee, with or without cause, at any time.

11.

Construction and Definitions.  This Grant Agreement is subject to and shall be construed in accordance with the terms of the Plan which are explicitly made applicable to this Grant Agreement and incorporated by this reference.  Unless otherwise defined, all terms used in this Grant Agreement, when capitalized, have the same meaning as such terms are defined in the Plan and each such definition is hereby incorporated by this reference.  This Agreement incorporates by reference all the terms, conditions and limitations set forth in the Plan, and in the event of any conflict between the provisions of this Grant Agreement and the Plan, the provisions of the Plan shall govern.

12.

Governing Law.  This Grant Agreement shall be governed by the internal laws of the State of Wisconsin without reference to the principles of conflicts of law.

13.

Binding Effect.  This Grant Agreement shall be binding upon and inure to the benefit of the Corporation and the Grantee and their successors.

14.

Electronic Delivery.  By executing this Agreement, the Grantee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Grantee pursuant to applicable securities laws) regarding the Corporation and its Subsidiaries, the Plan, and the Grant, via the Corporation’s web site or other electronic delivery.

IN WITNESS WHEREOF, the Corporation has caused this Grant Agreement to be signed by its officer, thereunto duly authorized, and the Grantee has acknowledged acceptance of this Grant in accordance with the terms of this Grant Agreement and the Plan, all as of the Date of Grant.

GRANTEE

WAUSAU PAPER CORP.

/s/ MICHAEL C. BURANDT

By:  /s/ CURTIS R. SCHMIDT

Michael C. Burandt

        Curtis R. Schmidt

        Vice President – Human Resources